                                                                   EXHIBIT 11

                 LILLIAN VERNON CORPORATION AND SUBSIDIARIES
                   FOR THE FISCAL YEARS 1997, 1996 AND 1995
     COMPUTATION OF EARNINGS PER SHARE ASSUMING PRIMARY AND FULL DILUTION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                FEBRUARY 22, 1997         FEBRUARY 24, 1996         FEBRUARY 25, 1995
                           ------------------------- ------------------------- -------------------------
                             PRIMARY   FULLY DILUTED   PRIMARY   FULLY DILUTED   PRIMARY   FULLY DILUTED
                           --------- --------------- --------- --------------- --------- ---------------
Net income                   $5,354       $5,354       $5,729       $5,729       $13,620      $13,620
                           --------- --------------- --------- --------------- --------- ---------------
Common Shares:
 Average number of shares
  outstanding                 9,658        9,658        9,713        9,713         9,555        9,555
 Assumed exercise of stock
  options                         6            6          268          268           337          337
                           --------- --------------- --------- --------------- --------- ---------------
                              9,664        9,664        9,981        9,981         9,892        9,892
                           --------- --------------- --------- --------------- --------- ---------------
Diluted Earnings Per Share   $  .55       $  .55       $  .57       $  .57       $  1.38      $  1.38
                           --------- --------------- --------- --------------- --------- ---------------

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